EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-140673) previously filed by Cougar Biotechnology, Inc. of our report, dated March 14, 2007, on our audits of the financial statements of Cougar Biotechnology, Inc. as of December 31, 2006 and 2005, and for the years then ended and for the period from May 14, 2003 (date of inception) to December 31, 2006, which report appears in this Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/    J.H. Cohn LLP

San Diego, California

April 2, 2007